Pangaea Logistics Solutions Ltd. Reports Financial Results for the Quarter and
Full Year Ended December 31, 2015
Delivers profitable 2015 backed by robust earnings, cash flow and margin growth
NEWPORT, RI - March 23, 2016 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the three months and year ended December 31, 2015.
2015 Full Year Highlights

•	Net income attributable to Pangaea Logistics Solutions Ltd. was $11.3 million for 2015, compared to a net loss of $12.1 million in 2014

•	Pro forma adjusted earnings per common share[1] of $0.48 for 2015 compared to pro forma adjusted earnings per common share of $0.03 in 2014

•	Adjusted EBITDA[2] increased to $38.6 million for 2015, compared with $20.7 million for 2014

•	Cash flow from operations was $26.0 million for 2015, compared with $19.7 million for 2014

•	At the end of 2015, Pangaea had $37.5 million in cash and cash equivalents

•	The Company and its joint venture partners agreed to convert $51.9 million of related party debt to equity in the joint venture, which had a positive impact on the Company's balance sheet.

Fourth Quarter Highlights

•	Net loss attributable to Pangaea Logistics Solutions Ltd. was $4.8 million for the fourth quarter of 2015, compared to a net loss of $17 million for the fourth quarter of 2014

•	Pro forma adjusted earnings per common share of $0.02 for the fourth quarter of 2015, compared to a pro forma adjusted loss of $(0.11) per common share for the fourth quarter of 2014

•	Adjusted EBITDA[2] increased to $7.4 million for the fourth quarter of 2015, compared with $0.8 million for the fourth quarter of 2014

Edward Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions, commented, “Our profitable results in 2015 demonstrate the viability and success of our unique, agile business model and its focus on generating sustainable revenues by using a strategic mix of owned and chartered-in tonnage to solve our clients most complex logistical challenges. This strategy enabled us to generate significant cash from operations, improve our margins, and generate a profit, despite the difficult operating environment facing our industry. We were very pleased with the results our team delivered during our first full year as a public company and look forward to continuing to utilize our unique business model and unmatched expertise to navigate what is admittedly an extremely challenging market.”

1 Earnings per share represents total earnings allocated to common stock divided by the weighted average number of common shares outstanding. Pro Forma adjusted earnings per share represents adjusted total earnings allocated to common stock divided by the weighted average number of shares giving effect to the mergers as if they had been consummated as of January 1, 2014. See Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share.

2 Adjusted EBITDA is a non-GAAP measure and represents operating earnings before interest expense, income taxes, depreciation and amortization, and other non-operating income and/or expense, if any. See Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share.

Results for the three months and year ended December 31, 2015.
For the year ended December 31, 2015, the Company reported net income of $11.3 million, or $0.32 per common share compared to a net loss of $12.1 million, or $(1.61) per common share for the previous year. The Company reported a net loss of $4.8 million, or $(0.14) per common share, for the fourth quarter of 2015, compared to a net loss of $17 million, or $(0.86) per common share, for the fourth quarter of 2014. The net loss in the fourth quarter of 2015 was primarily attributable to a $5.4 million impairment loss taken on two older vessels
Adjusted EBITDA rose 86% to $38.6 million in 2015 from $20.7 million in 2014. This improvement was primarily attributable to Pangaea’s improved operating margin, which rose to 7.1% from negative 0.6% as the Company continued to focus on profitable voyage revenue from contracts of affreightment and benefited from declining bunker and charter-in costs during the period. For the fourth quarter of 2015 adjusted EBITDA was $7.4 million compared with $0.8 million for the fourth quarter of 2014.
Total revenue for the year declined by 28% to $287.3 million from $398.3 million in 2014. For the fourth quarter total revenue declined to $55.9 million, compared to $103.1 million for the same period of 2014, a decrease of 46%. These declines in total revenue were primarily attributable to declines in total shipping days of 17% and 45%, respectively.
Total shipping days are the sum of voyage days, some of which are tied to COAs and charter days, which are subject to market rates. Voyage days decreased 11% during 2015 and 35% year-over-year during the fourth quarter, while Charter days decreased 38% in 2015 and 13% year-over-year during the fourth quarter. The meaningfully larger decrease in charter days reflected the Company strategically reducing its exposure to declining rates by chartering in vessels only to meet the demands of specific voyage contracts in order to maximize profitability and reduce risk. Pangaea’s ability to limit the impact of market rates on its operations in this manner is a function of its flexible, cargo-focused, business model that uses an optimized mix of owned and chartered-in tonnage. This is differentiated from many other dry bulk companies that have large owned fleets and may be forced to employ them at unprofitable rates under current market conditions. Instead, Pangaea can avoid low-margin or loss-making voyages and instead focus on performing voyages that fit its contract profile.
Markets
Mr. Coll commented about the Company’s strategy and operations “Our ‘asset-right’ and ‘cargo-first’ emphasis enabled us to generate remarkably strong results for 2015 and positions us to continue to outperform the overall industry. Additionally, we are continuing to selectively and measuredly expand our capabilities in differentiated high-margin businesses such as ice-class, where we realized a premium of more than 70% over the comparable Baltic index in 2015, and in January 2016 we took delivery of the fourth and final new-build Panamax 1A ice class vessel.”
Mr. Coll continued, noting that regarding the dry bulk market in general “We are beginning to see market discipline take hold. Newbuilding orders are nearly nonexistent while deliveries are being cancelled or delayed, increasingly younger vessels are being scrapped, and talked about layups are actually happening. These developments are coupled with recent commodity market movements that may signal a positive swing in demand. We hope all of these trends continue for the industry as a whole, but we are somewhat protected from the current turbulence because of our differentiated strategy and business model. As that turbulence continues we will utilize the advantages of our model and focus on conserving our resources, prudently managing our business and balance sheet, and optimally positioning ourselves to capitalize on the inevitable improvement in the rate environment.”

Cash Flows
Cash and cash equivalents were $37.5 million as of December 31, 2015, compared with $29.8 million on December 31, 2014.
For the year ended December 31, 2015, the Company’s net cash provided by operating activities was $26.0 million, compared to $19.7 million for the year ended December 31, 2014.
For year ended December 31, 2015 and 2014, net cash used in investing activities was $64 million and $34.3 million, respectively. Net cash provided by financing activities was $45.7 million and $25.5 million for the year ended December 31, 2015 and 2014, respectively. These increases reflect the Company’s purchase of new ice-class ships, including the m/v Nordic Olympic, the m/v Nordic Odin and the m/v Nordic Oasis, partially offset by the sale of the m/v Bulk Cajun and the m/v Bulk Discovery. The Company also used cash available from operating earnings to pay off its corporate credit line of $3 million.
Conference Call Details
The Company’s management team will host a conference call to discuss the Company’s financial results tomorrow, March 24, 2016 at 8:00 a.m., Eastern Time (ET). Following a recorded discussion of the quarterly results, Edward Coll, Chairman and Chief Executive Officer, and Anthony Laura, Chief Financial Officer, will be available to answer questions from attending participants. To access the conference call, please dial (888) 895-3561 (domestic) or (904) 685-6494 (international) approximately ten minutes before the scheduled start time and reference ID# 72750653.
A supplemental slide presentation will accompany this quarter’s conference call and can be found attached to the Current Report on Form 8-K that the Company filed concurrently with this press release. This document will be available at http://www.pangaeals.com/company-filings or at sec.gov.
A recording of the call will also be available for one week and can be accessed by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) and referencing ID# 72750653.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Income

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Revenues:	(unaudited)
Voyage revenue	$50,591,815	$93,150,987	$266,673,105	$345,235,869
Charter revenue	5,334,701	9,927,880	20,660,136	53,040,336
	55,926,516	103,078,867	287,333,241	398,276,205
Expenses:
Voyage expense	21,788,872	52,849,833	125,634,706	189,474,578
Charter hire expense	15,465,945	37,382,209	75,922,447	149,653,797
Vessel operating expenses	8,195,462	6,996,072	31,559,662	29,583,386
General and administrative	3,136,254	5,112,104	14,966,463	12,831,330
Depreciation and amortization	3,273,603	3,252,954	12,730,872	11,668,128
Loss on impairment of vessels	5,354,023	11,506,631	5,354,023	11,506,631
Loss (gain) on sale of vessels	—	—	638,638	(3,947,600)
Total expenses	57,214,159	117,099,803	266,806,811	400,770,250

(Loss) income from operations	(1,287,643)	(14,020,936)	20,526,430	(2,494,045)

Other income (expense):
Interest expense, net	(1,235,515)	(1,305,153)	(5,419,755)	(5,644,057)
Interest expense related party debt	(99,072)	(92,864)	(435,565)	(263,648)
Imputed interest on related party long-term debt	—	—	—	(322,946)
Unrealized (loss) gain on derivative instruments	(1,050,137)	893,114	(377,264)	(1,230,132)
Other (expense) income	(1,100,843)	(3,701,148)	(926,759)	(3,693,118)
Total other expense, net	(3,485,567)	(4,206,051)	(7,159,343)	(11,153,901)

Net (loss) income	(4,773,210)	(18,226,987)	13,367,087	(13,647,946)
(Income) loss attributable to noncontrolling interests	(13,832)	1,184,934	(2,090,894)	1,519,497
Net (loss) income attributable to Pangaea Logistics Solutions Ltd.	$(4,787,042)	$(17,042,053)	$11,276,193	$(12,128,449)

(Loss) earnings per common share:
Basic	$(0.14)	$(0.86)	$0.32	$(1.61)
Diluted	$(0.14)	$(0.86)	$0.32	$(1.61)

Weighted average shares used to compute (loss) earnings per common share
Basic	35,045,132	34,756,980	34,784,733	18,726,308
Diluted	35,382,734	34,756,980	34,957,542	18,726,308

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	December 31, 2015	December 31, 2014

Assets
Current Assets
Cash and cash equivalents	$37,520,240	$29,817,507
Restricted cash	2,003,341	1,000,000
Accounts receivable (net of allowance of $5,067,194 at December 31, 2015 and $4,029,669 at December 31, 2014)	19,617,943	27,362,216
Bunker inventory	7,490,590	15,601,659
Advance hire, prepaid expenses and other current assets	2,679,292	6,568,234
Vessels held for sale, net	—	4,523,804
Total current assets	69,311,406	84,873,420

Fixed assets, net	255,145,807	207,667,613
Investment in newbuildings in-process	42,505,783	38,471,430
Other noncurrent assets	—	646,537
Total assets	$366,962,996	$331,659,000

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	22,156,202	40,201,794
Related party debt	13,321,419	59,102,077
Deferred revenue	4,448,795	11,748,926
Current portion long-term debt	19,499,262	17,807,674
Line of credit	—	3,000,000
Dividend payable	12,724,825	12,824,825
Total current liabilities	72,150,503	144,685,296

Secured long-term debt, net	129,496,153	86,626,151

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 36,503,837 and 34,756,980 shares issued and outstanding at December 31, 2015 and 2014, respectively	3,650	3,476
Additional paid-in capital	133,075,409	133,955,445
Accumulated deficit	(24,866,534)	(36,142,727)
Total Pangaea Logistics Solutions Ltd. equity	108,212,525	97,816,194
Non-controlling interests	57,103,815	2,531,359
Total stockholders' equity	165,316,340	100,347,553
Total liabilities and stockholders' equity	$366,962,996	$331,659,000

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2015	2014
Operating activities
Net income (loss)	$13,367,087	$(13,647,946)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization expense	12,730,872	11,668,128
Amortization of deferred financing costs	745,522	954,604
Unrealized loss on derivative instruments	377,264	1,230,132
Loss from equity method investee	100,861	265,443
Provision for doubtful accounts	974,952	2,764,836
Loss (gain) on sales of vessels	638,638	(3,947,600)
Loss on impairment of vessels	5,354,023	11,506,631
Drydocking costs	(1,393,160)	(4,880,041)
Write off unamortized financing costs of repaid debt	72,968	471,834
Amortization of discount on related party long-term debt	—	322,946
Recognized compensation cost for restricted stock	457,068	1,816
Change in operating assets and liabilities:
Increase in restricted cash	(1,003,341)	(500,000)
Accounts receivable	6,769,321	14,561,418
Bunker inventory	8,111,069	5,470,533
Advance hire, prepaid expenses and other current assets	3,852,662	4,291,713
Accounts payable, accrued expenses and other current liabilities	(17,846,557)	(6,413,198)
Deferred revenue	(7,300,131)	(4,406,572)
Net cash provided by operating activities	26,009,118	19,714,677

Investing activities
Purchase of vessels	(44,799,563)	(43,914,439)
Proceeds from sales of vessels	8,265,179	23,279,387
Deposits on newbuildings in-process	(27,209,306)	(13,101,430)
Purchase of building and equipment	(55,128)	(560,955)
Acquisition of noncontrolling interest in consolidated subsidiary	(250,000)	—
Net cash used in investing activities	(64,048,818)	(34,297,437)

Financing activities
Proceeds from the Mergers	—	5,035,636
Proceeds of related party debt	6,853,336	17,651,149
Payments on related party debt	(1,216,250)	(225,291)
Proceeds from long-term debt	67,500,000	35,500,000
Payments of financing and issuance costs	(1,178,310)	(484,380)
Payments on long-term debt	(22,548,460)	(30,051,021)
Merger costs	—	(1,853,753)
Payment of line of credit	(3,000,000)	—
Common stock accrued dividends paid	(100,000)	(100,000)
Distributions to non-controlling interest	(567,883)	—
Net cash provided by financing activities	45,742,433	25,472,340

Net increase in cash and cash equivalents	7,702,733	10,889,580
Cash and cash equivalents at beginning of period	29,817,507	18,927,927
Cash and cash equivalents at end of period	$37,520,240	$29,817,507

Pangaea Logistics Solutions Ltd.
Reconciliation of Adjusted EBITDA and Pro Forma Adjusted Earnings Per Share

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA (in millions)
(Loss) income from operations	$(1.3)	$(14.0)	$20.5	$(2.5)
Depreciation and amortization	3.3	3.3	12.7	11.7
Loss on impairment of vessels	5.4	11.5	5.4	11.5
Adjusted EBITDA	$7.4	$0.8	$38.6	$20.7

(Loss) Earnings Per Common Share
Net (loss) income attributable to Pangaea Logistics Solutions Ltd.	$(4.8)	$(17.0)	$11.3	$(12.1)
Less: adjustments related to pre-merger capital structure	—	(11.8)	—	(18.1)
Total (loss) earnings allocated to common stock	$(4.8)	$(28.8)	$11.3	$(30.2)

Weighted average number of common shares outstanding - basic	35,045,132	34,756,980	34,784,733	18,726,308
Weighted average number of common shares outstanding - diluted	35,382,734	34,756,980	34,957,542	18,726,308

(Loss) earnings per common share - basic	$(0.14)	$(0.86)	$0.32	$(1.61)
(Loss) earnings per common share - diluted	$(0.14)	$(0.86)	$0.32	$(1.61)

Pro Forma Adjusted EPS
Total (loss) income allocated to common stock	$(4.8)	$(28.8)	$11.3	$(30.2)
Non-GAAP Adjustments:
Add: loss on impairment of vessels	5.4	11.5	5.4	11.5
Add: non-recurring charges	—	1.7	—	1.7
Add: adjustments related to pre-merger capital structure	—	11.8	—	18.1
Non-GAAP pro forma adjusted total earnings (loss) allocated to common stock	$0.6	$(3.8)	$16.7	$1.1

Non-GAAP pro forma weighted average number of common shares	35,045,132	34,756,980	34,784,733	34,697,161
Non-GAAP pro forma adjusted EPS	$0.02	$(0.11)	$0.48	$0.03

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including (1) non-GAAP adjusted EBITDA and (2) non-GAAP pro forma adjusted earnings per share (“EPS”). These are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding non-cash losses on impairment of vessels and non-recurring charges that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd., Adjusted EBITDA, and pro forma adjusted EPS. Adjusted net income attributable to Pangaea Logistics Solutions Ltd. represents net income attributable to Pangaea Logistics Solutions Ltd. calculated in accordance with GAAP, plus non-cash losses on impairment of vessels and non-recurring charges. Adjusted EBITDA represents operating earnings before interest expense, income taxes, depreciation, amortization and loss on impairment of vessels. Earnings per share represents total earnings allocated to common stock divided by the weighted average number of common shares outstanding. Pro forma adjusted earnings per share represents adjusted total earnings allocated to common stock divided by the weighted average number of shares giving effect to the mergers as if they had been consummated as of January 1, 2014.

There are limitations related to the use of non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS versus net income, income from operations, and EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS used here is not comparable to net income, EBITDA, and EPS. Management provides specific information in order to reconcile the GAAP or non-GAAP measure to adjusted net income attributable to Pangaea Logistics Solutions Ltd., adjusted EBITDA, and pro forma adjusted EPS.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.